UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2015

ZILLOW, INC.

(Exact name of registrant as specified in its charter)

Washington	001-35237	20-2000033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

(206) 470-7000

https://twitter.com/zillow

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Zillow, Inc. today issued a press release announcing its financial results for the fiscal quarter and full year ended December 31, 2014. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Items 2.02 and 9.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On July 28, 2014, Zillow, Zebra Holdco, Inc. and Trulia, Inc. entered into an Agreement and Plan of Merger pursuant to which Zillow will acquire Trulia (the “Proposed Transaction”). The Proposed Transaction is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Pursuant to certain agreements entered into with the Federal Trade Commission (the “FTC”), Zillow agreed not to consummate the Proposed Transaction prior to 11:59 p.m. Eastern time on February 15, 2015.

On February 13, 2015, Zillow announced that it received notice from the FTC that the FTC decided to close its investigation and take no action against the Proposed Transaction. As a result, closing conditions related to the HSR Act have been satisfied.

Zillow and Trulia previously reported that they expected the Proposed Transaction would close in the first half of 2015. Zillow now expects that the parties may be in a position to close the Proposed Transaction as early as February 17, 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated February 13, 2015 entitled “Zillow, Inc. Reports Record Fourth Quarter and Full Year 2014 Results; Announces Date to Close Trulia Acquisition” issued by Zillow, Inc. on February 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2015	ZILLOW, INC.

	By:	/s/ SPENCER M. RASCOFF
Name: Spencer M. Rascoff
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 13, 2015 entitled “Zillow, Inc. Reports Record Fourth Quarter and Full Year 2014 Results; Announces Date to Close Trulia Acquisition” issued by Zillow, Inc. on February 13, 2015.